Exhibit 99

For More Information Contact:

Investor Relations
Regina Nethery, 502-580-3644
Rnethery@humana.com
or
Corporate Communications
Tom Noland, 502-580-3674
Tnoland@humana.com

Humana Reports First Quarter Financial Results

  1Q08 diluted earnings per common share of $0.47
  Revenues and net income up 12 percent over prior year’s quarter
  Medicare Advantage net membership gains effective through April 2008 of 153,000
  PDP benefit expense for 1Q08 and full year 2008 estimates in line with March 12, 2008 guidance
  Commercial Segment benefit expense ratio improves 260 basis points versus prior year
  Improvement in claims cycle time impacts days in claims payable and operating cash flow

LOUISVILLE, Ky.--(BUSINESS WIRE)--Humana Inc. (NYSE: HUM) today reported financial results for the quarter ended March 31, 2008 (1Q08) including diluted earnings per common share (EPS) of $0.47, ahead of management’s previous guidance for EPS of $0.44 to $0.46, primarily due to a lower-than-anticipated effective tax rate. The company earned $0.42 per share for the quarter ended March 31, 2007 (1Q07).

The company also announced that it had raised its EPS projection for the year ending December 31, 2008 to a range of $4.10 to $4.35 to reflect a lower diluted share count and effective tax rate for the full year.

“Our Medicare Advantage and Commercial progress was particularly strong in the first quarter,” said Michael B. McCallister, the company's president and chief executive officer. “Our first quarter earnings, and our success in achieving targeted Medicare Advantage membership gains year to date, give us confidence that we’ll continue to see solid improvement in all non-Prescription Drug Plan (PDP) lines of business through 2008 and beyond. We expect to return our stand-alone PDPs to profitability in 2009.”

Revenues – 1Q08 consolidated revenues rose 12 percent to $6.96 billion from $6.20 billion in 1Q07, with total premium and administrative services fees also up 12 percent compared to the prior year’s quarter. This year-over-year increase was primarily driven by higher average Medicare Advantage membership in 1Q08 versus 1Q07.

Benefit expenses – The 1Q08 consolidated benefits ratio (benefit expenses as a percent of premium revenues) of 86.7 percent was 10 basis points lower than the 1Q07 benefit ratio of 86.8 percent, the combined result of a 70 basis point increase in the Government Segment benefits ratio and a 260 basis point decline in the Commercial Segment benefits ratio.

Selling, general, & administrative (SG&A) expenses – The 1Q08 consolidated SG&A expense ratio (SG&A expenses as a percent of premiums, administrative services fees and other revenue) increased 40 basis points to 13.8 percent for 1Q08 from 13.4 percent in 1Q07. The year-over-year increase was primarily the result of the acquisition of two specialty products companies in the fourth quarter of 2007.

Government Segment Results

Pretax results:

  As expected, the Government Segment experienced a pretax loss of $3.2 million in 1Q08 compared to pretax income of $17.9 million in 1Q07. The year-over-year decline in operating performance primarily reflected approximately $100 million in incremental expense for 1Q08 associated with the company’s stand-alone PDPs, as described in the company’s news release on March 12, 2008. Also as expected, that incremental expense was substantially offset by improved operating performance in the company’s Medicare Advantage and military services businesses.

Enrollment:

  Medicare Advantage membership grew to 1,267,700 at March 31, 2008, an increase of 154,300, or 14 percent, from March 31, 2007 and up 124,700, or 11 percent versus December 31, 2007. Approximately 45 percent of the net Medicare Advantage membership increase year over year was in the company’s Medicare Advantage PPO products.
  Membership in the company’s stand-alone PDPs totaled 3,150,200 at March 31, 2008 compared to 3,473,700 at March 31, 2007 and 3,442,000 at December 31, 2007.
  April 2008 membership in the company’s Medicare Advantage plans approximated 1,296,000.
  April 2008 Medicare stand-alone PDP membership approximated 3,130,000.

Premiums and administrative services fees:

  Medicare Advantage premiums of $3.17 billion in 1Q08 increased 15 percent compared to $2.74 billion in 1Q07, primarily the result of a 14 percent increase in average membership.
  Medicare stand-alone PDP premiums of $875.0 million in 1Q08 decreased 3 percent compared to $906.4 million in 1Q07, primarily the result of a 10 percent decline in average membership versus that for 1Q07.
  Military services premiums and administrative services fees during 1Q08 increased $89.7 million to $831.2 million compared to $741.5 million in 1Q07.

Benefit Expenses:

  The Government Segment benefits ratio increased 70 basis points to 90.0 percent in 1Q08 compared to 89.3 percent in the prior year’s quarter. Improved operating performance year over year in the company’s Medicare Advantage and military services businesses was more than offset by the combined effect of significantly higher stand-alone PDP claims, the extra day for leap year, and a minimal impact from the 1Q08 flu season.

SG&A Expenses:

  The Government Segment’s SG&A expense ratio for 1Q08 of 10.7 percent was 10 basis points lower than that for 1Q07 of 10.8 percent and declined 300 basis points from the fourth quarter of 2007. The declines were primarily driven by leverage associated with higher average Medicare Advantage membership. The sequential decline also reflects lower marketing and other administrative expenses associated with the Medicare selling season for 2008 enrollment which began during 4Q07.

Commercial Segment Results

Pretax results:

  Commercial Segment pretax earnings were $127.2 million in 1Q08 compared to $94.4 million in 1Q07. Commercial Segment operating earnings in 1Q07 continue to reflect the company’s commitment to underwriting discipline, strategic growth in select medical lines of business, and expanded specialty product offerings.

Enrollment:

  Commercial Segment medical membership grew 201,200 members to 3,458,700 at March 31, 2008, an increase of 6 percent from March 31, 2007 and essentially unchanged from December 31, 2007. Approximately 95,900 of the year-over-year increase in medical members related to members acquired via an acquisition completed during 4Q07 (primarily ASO members).
  Membership in strategic areas of commercial growth rose organically as follows during 1Q08 compared to 1Q07: Individual product membership increased 42 percent, Smart plans and other consumer offerings membership grew 27 percent, and Small Group business membership was up 4 percent.
  Membership in Commercial Segment specialty products(a) at March 31, 2008 rose to 6,916,200 compared to 1,935,200 at March 31, 2007, primarily driven by the addition of membership from two specialty-product companies acquired during 4Q07.

Premiums and administrative services fees:

  Premiums and administrative services fees for the Commercial Segment increased 14 percent to $1.80 billion in 1Q08 compared to $1.58 billion in the prior year’s quarter, primarily due to the acquisition of two specialty products companies in 4Q07 and growth in strategic lines of business.
  Commercial Segment medical premiums for fully-insured groups increased approximately 2 percent on a per-member basis during 1Q08 compared to 1Q07 reflecting a shift in the mix of fully insured group business from the prior year’s quarter.

Benefit Expenses:

  In 1Q08, the Commercial Segment benefits ratio of 76.8 percent was 260 basis points lower than the 1Q07 benefits ratio of 79.4 percent, primarily reflecting the acquisition of two specialty products companies in 4Q07, continued underwriting discipline and growth in strategic lines of business, partially offset by the extra day for leap year.

SG&A Expenses:

  The Commercial Segment SG&A expense ratio of 22.3 percent for 1Q08 compares to 20.6 percent in 1Q07, primarily the combined result of a significant year-over-year increase in specialty businesses (including the acquisition of two specialty products companies in 4Q07) together with higher average Individual product membership. Average Individual product membership rose 40 percent versus the prior year’s quarter.

Balance Sheet

  Cash and cash equivalents declined $352.2 million or 17 percent from December 31, 2007 primarily due to the purchase of investments, the repayment of borrowings, and common stock repurchases during 1Q08.
  Debt-to-total capitalization at March 31, 2008 was 28.3 percent, down 120 basis points from December 31, 2007.
  Days in claims payable of 56.9 at March 31, 2008 reflect a decline of 3.3 days from 60.2 at December 31, 2007, primarily driven by:
    An increase in Medicare Advantage Private Fee-for-Service claims administered internally in lieu of outsourced to a Medicare fiscal intermediary where claims processing cycles are elongated. (Reduced days in claims payable approximately 1.7 days.)
    The impact of benefit levels resetting on January 1 for the Part D component of the company’s Medicare Advantage products. This results in benefit expenses increasing sequentially while the corresponding benefits payable generally is unchanged, thus lowering the calculated days in claims payable. (Reduced days in claims payable approximately 1.5 days.)
    A sequential increase in the percentage of Medicare Advantage membership in PPO products. Network providers generally submit claims faster than non-network providers, shortening the claims receipt cycle time and allowing for reduced claims processing time overall. (Reduced days in claims payable approximately 0.6 of a day.)
    Other factors detailed in the statistical supplement to this release increased days in claims payable by approximately 0.5 of a day.

Share Repurchase Program

On February 22, 2008, the company announced that its Board of Directors had authorized the use of up to $150 million for a share repurchase program. As of April 25, 2008, the company had repurchased approximately 1.5 million of its outstanding shares at an average price per share of $45.18.

Cash Flows from Operations

Cash flows provided by operations for 1Q08 of $4.4 million compared to cash flows provided by operations of $1.57 billion in 1Q07 primarily reflecting the timing of premium payments from CMS as well as improvements in claims processing cycle times and timing-related changes in other working capital accounts. The company also evaluates operating cash flows on a non-GAAP basis(b).

Cash flows from operations ($ in millions)	1Q08	1Q07
GAAP cash flows provided by operations	$4.4	$1,574.5
Timing of premium payment from CMS(b)	—	(1,129.8)
Non-GAAP cash flows provided by operations(b)	$4.4	$444.7

Non-GAAP cash flows provided by operations declined to $4.4 million(b) in 1Q08 from $444.7 million(b) in 1Q07 driven primarily by improvements in claims processing cycle times and timing-related changes in other working capital accounts.

Footnotes

(a) The Commercial Segment provides a full range of insured specialty products including dental, vision and other supplemental products. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products. Other supplemental benefits include life, disability, and fixed-benefit products including cancer and critical illness policies.

(b) The company believes that the non-GAAP measures included in this release, when presented in conjunction with comparable GAAP measures, are useful to both management and its investors in analyzing the company's ongoing business and operating performance. Internally, management uses these non-GAAP financial measures as indicators of business performance, as well as for operational planning and decision making purposes. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

Conference Call & Virtual Slide Presentation

Humana will host a conference call, as well as a virtual slide presentation, at 9:00 a.m. eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings. A live virtual presentation (audio with slides) may be accessed via Humana’s Investor Relations page at www.humana.com. The company suggests web participants sign on approximately 15 minutes in advance of the call. The company also suggests web participants visit the site well in advance of the call to run a system test and to download any free software needed to view the presentation.

All parties interested in the audio-only portion of the conference call are invited to dial 888-625-7430. No password is required. The company suggests participants dial in approximately ten minutes in advance of the call. For those unable to participate in the live event, the virtual presentation archive may be accessed via the Historical Webcasts & Presentations section of the Investor Relations page at www.humana.com.

Cautionary Statement

This news release contains statements and earnings guidance points that are forward-looking. The forward-looking items herein are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking items may be significantly impacted by certain risks and uncertainties described in the following company documents, as filed with the Securities and Exchange Commission:

  Form 10-K for the year ended December 31, 2007;
  Form 8-Ks filed during 2008.

About Humana

Humana Inc., headquartered in Louisville, Kentucky, is one of the nation’s largest publicly traded health and supplemental benefits companies, with approximately 11.4 million medical members. Humana is a full-service benefits solutions company, offering a wide array of health and supplemental benefit plans for employer groups, government programs and individuals.

Over its 47-year history, Humana has consistently seized opportunities to meet changing customer needs. Today, the company is a leader in consumer engagement, providing guidance that leads to lower costs and a better health plan experience throughout its diversified customer portfolio.

More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at www.humana.com, including copies of:

  Annual reports to stockholders;
  Securities and Exchange Commission filings;
  Most recent investor conference presentations;
  Quarterly earnings news releases;
  Replays of most recent earnings release conference calls;
  Calendar of events (including upcoming earnings conference call dates and times, as well as planned interaction with research analysts and institutional investors);
  Corporate Governance information.

Humana Inc. – Earnings Guidance Points as of April 28, 2008

(in accordance with Generally Accepted Accounting Principles)	For the year ending December 31, 2008 (excludes pending acquisitions announced during 1Q08)	Comments
Diluted earnings per common share	Full year 2008: $4.10 to $4.35 Second quarter 2008: $1.15 to $1.20

Revenues	Consolidated revenues: $28 billion to $30 billion

Premiums and ASO fees:

Medicare Advantage: $13 billion to $14 billion;

Medicare stand-alone PDPs: Approximately $3.3 billion;

Military services: $3.2 billion to $3.4 billion;

Commercial Segment: $7.5 billion to $7.8 billion

Consolidated investment income: $345 million to $365 million

Consolidated other revenue: $200 million to $225 million

Ending medical membership (fully-insured and ASO combined)	Medicare Advantage: Up 200,000 to 250,000 from prior year

Medicare stand-alone PDPs: 3.05 million to 3.10 million

Military services: No material change from prior year

Medicaid: No material change from prior year

Commercial: Up approximately 90,000 to 120,000 from prior year

Benefit expenses	Medicare products: benefits ratio in the range of 85% to 86%	Medicare Advantage and stand-alone PDP combined

Commercial fully-insured groups:
Same-store net benefit expense trends and premium yields of 6% to 7% (2% to 3% including the impact of changes in the company's business mix)

Secular Commercial benefit expense trend components as follows: inpatient hospital utilization - flat to 1 percent; inpatient and outpatient hospital rates - mid to upper single digits; outpatient hospital utilization - low to mid single digits; physician - mid single digits; and pharmacy - mid to upper single digits.

Secular trends exclude the impact of benefit buy- downs

Selling, general & administrative expense ratio	13.5% to 14%	SG&A expenses as a percent of premiums, administrative costs, and other revenue

Depreciation & amortization	$225 million to $235 million

Interest expense	$70 million to $75 million

Government Segment operating margins	Medicare products: approximately 3% Military services: 2.5% to 3.5%	Medicare Advantage and stand-alone PDP combined

Commercial Segment pretax earnings	$280 million to $300 million

Cash flows from operations	$1.0 billion to $1.2 billion

Capital expenditures	Approximately $275 million

Effective tax rate	35.0% to 35.5%

Shares used in computing full-year EPS	Approximately 170 million

Humana Inc.
Statistical Schedules
And
Supplementary Information
1Q08 Earnings Release

S-1

Humana Inc.
Statistical Schedules and Supplementary Information
1Q08 Earnings Release

Contents

Page	Description

S-3	Consolidated Statements of Income
S-4	Consolidated Balance Sheets
S-5	Consolidated Statements of Cash Flows
S-6	Key Income Statement Ratios and Segment Operating Results
S-7	Membership Detail
S-8	Premiums and Administrative Services Fees Detail
S-9	Percentage of Ending Membership under Capitation Arrangements
S-10-12	Benefits Payable
S-13	Footnotes

S-2

Humana Inc.
Consolidated Statements of Income
In thousands, except per common share results

	Three Months Ended March 31,
			Dollar	Percentage
	2008	2007	Change	Change
Revenues:
Premiums	$6,712,601	$6,004,563	$708,038	11.8%
Administrative services fees	111,979	95,864	16,115	16.8%
Investment income	89,959	73,527	16,432	22.3%
Other revenue	45,165	30,859	14,306	46.4%
Total revenues	6,959,704	6,204,813	754,891	12.2%
Operating expenses:
Benefits	5,818,034	5,214,000	604,034	11.6%
Selling, general and administrative	950,445	820,610	129,835	15.8%
Depreciation	42,957	35,509	7,448	21.0%
Other intangible amortization	8,001	4,555	3,446	75.7%
Total operating expenses	6,819,437	6,074,674	744,763	12.3%
Income from operations	140,267	130,139	10,128	7.8%
Interest expense	16,339	17,918	(1,579)	-8.8%
Income before income taxes	123,928	112,221	11,707	10.4%
Provision for income taxes	43,758	40,980	2,778	6.8%
Net income	$80,170	$71,241	$8,929	12.5%

Basic earnings per common share	$0.48	$0.43	$0.05	11.6%
Diluted earnings per common share	$0.47	$0.42	$0.05	11.9%

Shares used in computing basic earnings per common share	168,190	165,813
Shares used in computing diluted earnings per common share	170,602	168,956

S-3

Humana Inc.
Consolidated Balance Sheets
Dollars in thousands, except share amounts

	March 31,	December 31,	Sequential Change
	2008	2007	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$1,688,287	$2,040,453
Investment securities	3,954,830	3,635,317
Receivables, net:
Premiums	747,806	592,761
Administrative services fees	11,517	12,780
Securities lending collateral	973,925	1,337,049
Other	1,233,910	1,114,486
Total current assets	8,610,275	8,732,846	($122,571)	-1.4%
Property and equipment, net	636,935	637,241
Other assets:
Long-term investment securities	963,106	1,015,050
Goodwill	1,683,604	1,663,939
Other	868,108	829,998
Total other assets	3,514,818	3,508,987
Total assets	$12,762,028	$12,879,074	($117,046)	-0.9%

Liabilities and Stockholders' Equity
Current liabilities:
Benefits payable	$2,885,371	$2,696,833
Trade accounts payable and accrued expenses	1,356,405	1,268,963
Book overdraft	291,246	269,226
Securities lending payable	973,925	1,337,049
Unearned revenues	227,492	219,780
Total current liabilities	5,734,439	5,791,851	($57,412)	-1.0%
Long-term debt	1,601,335	1,687,823
Future policy benefits payable	968,719	980,686
Other long-term liabilities	405,061	389,777
Total liabilities	8,709,554	8,850,137	($140,583)	-1.6%
Commitments and contingencies
Stockholders' equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	-	-
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 187,618,225 issued at March 31, 2008	31,165	31,123
Capital in excess of par value	1,527,979	1,497,998
Retained earnings	2,822,952	2,742,782
Accumulated other comprehensive income	7,312	14,021
Treasury stock, at cost, 18,405,909 shares at March 31, 2008	(336,934)	(256,987)
Total stockholders' equity	4,052,474	4,028,937	$23,537	0.6%
Total liabilities and stockholders' equity	$12,762,028	$12,879,074	($117,046)	-0.9%

Debt-to-total capitalization ratio	28.3%	29.5%

S-4

Humana Inc.
Consolidated Statements of Cash Flows
Dollars in thousands

	Three Months Ended March 31,
			Dollar	Percentage
	2008	2007	Change	Change
Cash flows from operating activities
Net income	$80,170	$71,241
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	50,958	40,064
Stock-based compensation	13,916	9,802
Provision (benefit) for deferred income taxes	7,811	(6,111)
Changes in operating assets and liabilities excluding the effects of acquisitions:
Receivables	(153,782)	(156,179)
Other assets	(82,823)	(18,945)
Benefits payable	188,538	394,068
Other liabilities	(101,074)	62,537
Unearned revenues	7,712	1,175,027
Other	(6,987)	2,977
Net cash provided by operating activities	4,439	1,574,481	($1,570,042)	-99.7%

Cash flows from investing activities
Acquisitions, net of cash acquired	(3,838)	(26,781)
Purchases of property and equipment	(47,087)	(70,744)
Proceeds from sales of property and equipment	-	4,070
Purchases of investment securities	(1,662,567)	(965,051)
Proceeds from maturities of investment securities	171,978	557,485
Proceeds from sales of investment securities	1,259,766	481,911
Change in securities lending collateral	363,124	(421,205)
Net cash provided by (used in) investing activities	81,376	(440,315)	$521,691	118.5%

Cash flows from financing activities
Receipts from CMS contract deposits	598,292	843,637
Withdrawals from CMS contract deposits	(506,061)	(515,705)
Borrowings under credit agreement	250,000	310,000
Repayments under credit agreement	(375,000)	(250,000)
Change in book overdraft	22,020	(9,033)
Change in securities lending payable	(363,124)	421,205
Common stock repurchases	(79,947)	(7,187)
Tax benefit from stock-based compensation	9,177	9,128
Proceeds from stock option exercises and other	6,662	17,544
Net cash (used in) provided by financing activities	(437,981)	819,589	($1,257,570)	-153.4%

(Decrease)/increase in cash and cash equivalents	(352,166)	1,953,755
Cash and cash equivalents at beginning of period	2,040,453	1,740,304

Cash and cash equivalents at end of period	$1,688,287	$3,694,059

S-5

Humana Inc.
Key Income Statement Ratios and Segment Operating Results
Dollars in thousands

	Three Months Ended March 31,
				Percentage
	2008	2007	Difference	Change
Benefits ratio
Government Segment	90.0%	89.3%	0.7%
Commercial Segment	76.8%	79.4%	-2.6%
Consolidated	86.7%	86.8%	-0.1%

Selling, general, and administrative expense ratio (A)
Government Segment	10.7%	10.8%	-0.1%
Commercial Segment	22.3%	20.6%	1.7%
Consolidated	13.8%	13.4%	0.4%

Detail of pretax (loss) income
Government Segment	($3,237)	$17,865	($21,102)	-118.1%
Commercial Segment	127,165	94,356	32,809	34.8%
Consolidated	$123,928	$112,221	$11,707	10.4%

Detail of pretax margins
Government Segment	(0.1)%	0.4%	-0.5%
Commercial Segment	6.7%	5.8%	0.9%
Consolidated	1.8%	1.8%	0.0%

S-6

Humana Inc.
Membership Detail
In thousands

				Year-over-year Change			Sequential Change
	Ending March 31, 2008	Average - 1Q08	Ending March 31, 2007	Amount	Percent	Ending December 31, 2007	Amount	Percent
Medical Membership:
Government Segment:
Medicare Advantage - HMO	465.6	464.9	462.1	3.5	0.8%	453.1	12.5	2.8%
Medicare Advantage - PPO	134.0	124.8	64.6	69.4	107.4%	74.1	59.9	80.8%
Medicare Advantage - PFFS	668.1	659.1	586.7	81.4	13.9%	615.8	52.3	8.5%
Total Medicare Advantage	1,267.7	1,248.8	1,113.4	154.3	13.9%	1,143.0	124.7	10.9%
Medicare - PDP - Standard	1,584.5	1,597.7	2,146.2	(561.7)	-26.2%	2,131.9	(547.4)	-25.7%
Medicare - PDP - Enhanced	1,394.9	1,387.1	1,084.0	310.9	28.7%	1,091.5	303.4	27.8%
Medicare - PDP - Complete	170.8	173.6	243.5	(72.7)	-29.9%	218.6	(47.8)	-21.9%
Total Medicare stand-alone PDPs	3,150.2	3,158.4	3,473.7	(323.5)	-9.3%	3,442.0	(291.8)	-8.5%
Total Medicare	4,417.9	4,407.2	4,587.1	(169.2)	-3.7%	4,585.0	(167.1)	-3.6%
Military services insured	1,728.1	1,731.2	1,712.9	15.2	0.9%	1,719.1	9.0	0.5%
Military services ASO	1,193.0	1,175.8	1,165.5	27.5	2.4%	1,146.8	46.2	4.0%
Total military services	2,921.1	2,907.0	2,878.4	42.7	1.5%	2,865.9	55.2	1.9%
Medicaid insured	384.2	383.5	384.0	0.2	0.1%	384.4	(0.2)	-0.1%
Medicaid ASO	175.4	175.7	175.4	0.0	0.0%	180.6	(5.2)	-2.9%
Total Medicaid	559.6	559.2	559.4	0.2	0.0%	565.0	(5.4)	-1.0%
Total Government Segment	7,898.6	7,873.4	8,024.9	(126.3)	-1.6%	8,015.9	(117.3)	-1.5%
Commercial Segment:
Fully-insured medical:
Group	1,572.9	1,572.7	1,528.6	44.3	2.9%	1,547.0	25.9	1.7%
Individual	272.9	262.5	192.1	80.8	42.1%	246.9	26.0	10.5%
Medicare supplement	15.2	15.2	7.4	7.8	105.4%	14.7	0.5	3.4%
Total fully-insured medical	1,861.0	1,850.4	1,728.1	132.9	7.7%	1,808.6	52.4	2.9%
ASO	1,597.7	1,597.5	1,529.4	68.3	4.5%	1,643.0	(45.3)	-2.8%
Total Commercial Segment	3,458.7	3,447.9	3,257.5	201.2	6.2%	3,451.6	7.1	0.2%

Total medical membership	11,357.3	11,321.3	11,282.4	74.9	0.7%	11,467.5	(110.2)	-1.0%

Specialty Membership
Dental - fully-insured	2,632.8	2,624.8	980.5	1,652.3	168.5%	2,649.3	(16.5)	-0.6%
Dental - ASO	1,084.1	1,083.7	503.7	580.4	115.2%	990.5	93.6	9.4%
Total dental	3,716.9	3,708.5	1,484.2	2,232.7	150.4%	3,639.8	77.1	2.1%
Vision	2,301.0	2,289.9	-	2,301.0	100.0%	2,272.8	28.2	1.2%
Other supplemental benefits (B)	898.3	900.0	451.0	447.3	99.2%	871.2	27.1	3.1%
Total specialty membership	6,916.2	6,898.4	1,935.2	4,981.0	257.4%	6,783.8	132.4	2.0%

S-7

Humana Inc.
Premiums and Administrative Services Fees Detail
Dollars in thousands, except per member per month

	Three Months Ended March 31,				Per Member per Month (C) Three Months Ended March 31,
			Dollar	Percentage
	2008	2007	Change	Change	2008	2007
Premium revenues
Government Segment:
Medicare Advantage	$3,167,717	$2,742,711	$425,006	15.5%	$846	$831
Medicare stand-alone PDPs	874,999	906,426	(31,427)	-3.5%	$92	$87
Total Medicare	4,042,716	3,649,137	393,579	10.8%
Military services insured (D)	810,659	727,215	83,444	11.5%	$156	$141
Medicaid insured	143,680	129,325	14,355	11.1%	$125	$111
Total Government Segment premiums	4,997,055	4,505,677	491,378	10.9%
Commercial Segment:
Fully-insured medical	1,481,486	1,390,805	90,681	6.5%	$267	$268
Specialty	234,060	108,081	125,979	116.6%	$12	$22
Total Commercial Segment premiums	1,715,546	1,498,886	216,660	14.5%
Total premium revenues	$6,712,601	$6,004,563	$708,038	11.8%

Administrative services fees
Military services ASO (D)	$20,524	$14,294	$6,230	43.6%	$6	$4
Medicaid ASO	2,182	2,096	86	4.1%	$4	$4
Commercial Segment	89,273	79,474	9,799	12.3%	$11	$13
Total administrative services fees	$111,979	$95,864	$16,115	16.8%

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Humana Inc.
Percentage of Ending Membership under Capitation Arrangements

	Government Segment					Commercial Segment
March 31, 2008	Medicare Advantage	Medicare stand-alone PDPs	Military Services	Medicaid	Total Govt. Segment	Fully-insured	ASO	Total Comm. Segment	Total Medical Membership

Capitated HMO hospital system based (E)	2.1%	-	-	-	0.3%	1.3%	-	0.7%	0.5%
Capitated HMO physician group based (E)	1.8%	-	-	26.8%	2.2%	1.4%	-	0.8%	1.8%
Risk-sharing (F)	21.8%	-	-	41.2%	6.4%	1.4%	-	0.8%	4.7%
All other membership	74.3%	100.0%	100.0%	32.0%	91.1%	95.9%	100.0%	97.7%	93.0%
Total medical membership	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

March 31, 2007

Capitated HMO hospital system based (E)	2.5%	-	-	-	0.4%	1.5%	-	0.8%	0.5%
Capitated HMO physician group based (E)	2.1%	-	-	25.9%	2.1%	1.5%	-	0.8%	1.7%
Risk-sharing (F)	25.5%	-	-	42.3%	6.5%	1.6%	-	0.8%	4.9%
All other membership	69.9%	100.0%	100.0%	31.8%	91.0%	95.4%	100.0%	97.6%	92.9%
Total medical membership	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

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Humana Inc.
Detail of Benefits Payable Balance and Year-to-Date Changes
Dollars in thousands

	March 31,	March 31,	December 31,
	2008	2007	2007
Detail of benefits payable
IBNR and other benefits payable (G)	$1,997,213	$1,787,470	$1,918,460
Unprocessed claim inventories (H)	212,000	222,300	213,400
Processed claim inventories (I)	118,132	124,687	91,938
Payable to pharmacy benefit administrator (J)	185,219	199,684	131,663
Benefits payable, excluding military services	2,512,564	2,334,141	2,355,461

Military services IBNR (K)	281,208	361,786	265,178
Other military services benefits payable (L)	91,599	108,548	76,194
Military services benefits payable	372,807	470,334	341,372
Total Benefits Payable	$2,885,371	$2,804,475	$2,696,833

	Three Months Ended	Three Months Ended	Year Ended
	March 31, 2008	March 31, 2007	December 31, 2007
Year-to-date changes in benefits payable, excluding military services (M)

Balances at January 1	$2,355,461	$1,979,733	$1,979,733

Acquisitions	-	-	41,030

Incurred related to:
Current year	5,291,021	4,710,114	18,015,246
Prior years (N)	(195,874)	(148,776)	(242,922)
Total incurred	5,095,147	4,561,338	17,772,324

Paid related to:
Current year	(3,584,478)	(3,430,622)	(16,012,828)
Prior years	(1,353,566)	(776,308)	(1,424,798)
Total paid	(4,938,044)	(4,206,930)	(17,437,626)

Balances at end of period	$2,512,564	$2,334,141	$2,355,461

	Three Months Ended	Three Months Ended	Year Ended
	March 31, 2008	March 31, 2007	December 31, 2007
Summary of Consolidated Benefits Expense:
Total benefits expense incurred, per above	$5,095,147	$4,561,338	$17,772,324
Military services benefits	715,100	648,777	2,481,815
Future policy benefit expense (O)	7,787	3,885	16,392
Consolidated Benefits Expense	5,818,034	5,214,000	20,270,531

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Humana Inc.
Benefits Payable Statistics (P)

Receipt Cycle Time (Q)

	2008	2007	Change	Percentage Change
1st Quarter Average	15.1	15.6	(0.5)	-3.2%
2nd Quarter Average	-	15.6	N/A	N/A
3rd Quarter Average	-	15.9	N/A	N/A
4th Quarter Average	-	15.1	N/A	N/A
Full Year Average	15.1	15.6	(0.5)	-3.2%

Unprocessed Claims Inventories

Date	Estimated Valuation (000s)	Claim Item Counts	Number of Days on Hand
3/31/2006	$185,300	683,900	5.6
6/30/2006	$193,700	702,000	4.8
9/30/2006	$187,900	623,900	5.4
12/31/2006	$218,400	757,700	6.1
3/31/2007	$222,300	747,200	5.5
6/30/2007	$211,300	751,600	4.9
9/30/2007	$224,000	819,100	6.1
12/31/2007	$213,400	683,500	5.0
3/31/2008	$212,000	673,000	4.4

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Humana Inc.
Benefits Payable Statistics (Continued) (P)

Days in Claims Payable (R)
Quarter Ended	Days in Claim Payable (DCP)	Change Last 4 Quarters	Percentage Change	DCP Excluding Capitation	Change Last 4 Quarters	Percentage Change
3/31/2006	53.5	11.4	27.2%	60.5	12.5	26.1%
6/30/2006	55.8	9.7	21.0%	62.0	9.6	18.3%
9/30/2006	57.5	7.2	14.2%	64.3	5.5	9.4%
12/31/2006	56.3	6.0	11.9%	64.0	7.4	13.1%
3/31/2007	59.3	5.8	10.8%	66.0	5.5	9.1%
6/30/2007	60.0	4.2	7.5%	68.5	6.5	10.5%
9/30/2007	61.8	4.3	7.5%	70.2	5.9	9.2%
12/31/2007	60.2	3.9	6.9%	68.3	4.3	6.7%
3/31/2008	56.9	(2.4)	-4.0%	63.3	(2.7)	-4.1%

Year-to-Date Change in Days in Claims Payable (S)

			1Q08	1Q07	FY07
DCP - beginning of period			60.2	56.3	56.3
Components of change in DCP:
Internal versus outsourced claims processing cycle times			(1.7)	0.9	(0.2)
Increase in the Part D component of MAPD expense			(1.5)	(1.3)	(0.5)
Increase in Medicare PPO business			(0.6)	0.2	0.2
Change in unprocessed claims inventories			(0.6)	0.1	(0.1)
Change in processed claims inventories			0.5	0.4	(0.1)
Change in pharmacy payment cutoff			(0.3)	1.2	0.3
Change in provider payables under risk arrangements			0.4	0.3	3.4
All other			0.5	1.2	0.9
DCP - end of period			56.9	59.3	60.2

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Humana Inc.
Footnotes to Statistical Schedules and Supplementary Information
1Q08 Earnings Release

Footnotes
(A)	The selling, general and administrative (SG&A) expense ratio is defined as SG&A expenses as a percent of premiums, administrative services fees and other revenue.
(B)	Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.
(C)	Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).
(D)	Military services revenues are not contracted on a per-member basis.
(E)	In a limited number of circumstances, the company contracts with hospitals and physicians to accept financial risk for a defined set of HMO membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their capitated HMO membership, including some health benefit administrative functions and claims processing. For these capitated HMO arrangements, the company generally agrees to reimbursement rates that target a benefit expense ratio. Providers participating in hospital-based capitated HMO arrangements generally receive a monthly payment for all of the services within their system for their HMO membership. Providers participating in physician-based capitated HMO arrangements generally have subcontracted specialist physicians and are responsible for reimbursing such physicians and hospitals for services rendered to their HMO membership.
(F)	In some circumstances, the company contracts with physicians under risk-sharing arrangements whereby physicians have assumed some level of risk for all or a portion of the benefit expenses of their HMO membership. Although these arrangements do include capitation payments for services rendered, the company processes substantially all of the claims under these arrangements.
(G)	IBNR represents an estimate of benefit expenses payable for claims incurred but not reported (IBNR) at the balance sheet date. The level of IBNR is primarily impacted by membership levels, benefit claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in lower reserves for claims IBNR). Other benefits payable includes amounts payable to providers under capitation arrangements.
(H)	Unprocessed claim inventories represent the estimated valuation of claims received but not yet fully processed.
(I)	Processed claim inventories represent the estimated valuation of processed claims that are in the post-claim-adjudication process, which consists of administrative functions such as audit and check batching and handling.
(J)	The balance due to the company's pharmacy benefit administrator fluctuates as a result of the number of business days in the last payment cycle of the month. Payment cycles are every 10 days (10th & 20th of month) and the last day of the month.
(K)	Military services IBNR primarily fluctuates due to benefit expense inflation and changes in the utilization of benefits. Amount includes unprocessed inventories as an independent third party administrator processes all military services benefit claims on the company's behalf.
(L)	Other military benefits payable may include liabilities to subcontractors and/or risk share payables to the Department of Defense. The level of these balances may fluctuate from period to period due to the timing of payment (cutoff) and whether or not the balances are payables or receivables (receivables from the Department of Defense are classified as receivables in the company's balance sheet).
(M)	The table excludes activity associated with military services benefits payable, because the federal government bears a substantial portion of the risk associated with financing the cost of health benefits. More specifically, the risk-sharing provisions of the military services contracts with the federal government and with subcontractors effectively limit profits and losses when actual claim experience varies from the targeted claim amount negotiated annually. As a result of these contract provisions, the impact of changes in estimates for prior year military services benefits payable are substantially offset by the associated changes in estimates of revenue from health care services reimbursements. As such, any impact on our results of operations is reduced substantially, whether positive or negative.
(N)	Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development). There were no changes in the approach used to determine our estimate of claim reserves during the quarter.
(O)	Future policy benefit expense has a related liability classified as a long-term liability on the balance sheet.
(P)	Medical claims reserves statistics represents fully insured medical claims data and excludes military services claims data and specialty benefits.
(Q)	The receipt cycle time measures the average length of time between when a claim was initially incurred and when the claim form was received. Receipt cycle time data for our largest claim processing platforms represent 80% to 85% of the company's fully insured claims volume. Pharmacy and specialty claims, including dental, vision and other supplemental benefits, are excluded from this measurement.
(R)	A common metric for monitoring benefits payable levels relative to the benefit expense is days in claims payable, or DCP, which represents the benefits payable at the end of the period divided by average benefit expenses per day in the quarterly period. Since the company has some providers under capitation payment arrangements (which do not require a benefits payable IBNR reserve), the company has also summarized this metric excluding capitation expense. In addition, this calculation excludes the impact of the company's military services and stand-alone PDP business.
(S)	DCP fluctuates due to a number of issues, the more significant of which are detailed in this rollforward. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding reserve recorded upon enrollment later in the quarter. This analysis excludes the impact of military services and Medicare stand-alone PDPs upon DCP.

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